HEI Exhibit 10.1

CONDITIONS FOR THE MERGER AND CORPORATE RESTRUCTURING

OF HAWAIIAN ELECTRIC COMPANY, INC.

THIS AGREEMENT, made as of the 23rd day of September, 1982, by and between HAWAIIAN ELECTRIC INDUSTRIES, INC., a Hawaii corporation, whose principal place of business and executive offices are located at 900 Richards Street, Honolulu, Hawaii 96813 (“Industries” hereinafter), and PUBLIC UTILITIES COMMISSION, DEPARTMENT OF BUDGET AND FINANCE, STATE OF HAWAII, whose address is 1164 Bishop Street, Suite 900, Honolulu, Hawaii 96813 ( “Commission” hereinafter),

WITNESSETH THAT:

WHEREAS, Hawaiian Electric Company, Inc. (“HECO” hereinafter), a public utility under the jurisdiction of the Commission, has filed an Application seeking approval for Industries to own all of the issued and outstanding common stock of HECO, Docket No. 4337; and

WHEREAS, Industries will become the holding company of HECO and will not be subject to the jurisdiction of the Commission except through the investigative powers of the Commission; and

WHEREAS, Hawaii Revised Statutes, Sections 269-17, 269-17.5, 269-19 and 417-11 require the Commission’s prior approval for the issuance of public utility securities, ownership of more than 25 per cent of utility common stock by any one person, and mergers by public utilities; and

WHEREAS, it appears reasonable, as a prerequisite to our approval, to impose certain conditions to the merger and corporate restructuring so that the public welfare and HECO’s operations and financial integrity are both protected; and

WHEREAS, the Commission by Decision and Order No. 7070 has approved HECO’s and Industries’ Application for the merger and restructuring, subject, however, to certain conditions specified in Decision and Order Nos. 7070, 7153 and 7203 and to this Agreement being executed by the authorized officers of Industries;

NOW, THEREFORE, the parties hereto agree as follows:

1.     Hawaiian Electric Industries, Inc., its successors and assigns, including all subsidiaries in which Hawaiian Electric Industries, Inc., or its subsidiaries have a substantial interest, now existing or to be acquired or created in the future, hereinafter collectively called “Industries”, shall furnish to the Public Utilities Commission, State of Hawaii, hereinafter called “Commission”, any and all records, books or documents of every nature and kind when requested in writing by the Commission. The information requested of Industries by the Commission shall relate to information that is necessary to fulfill the statutory responsibilities of the Commission. Industries shall also provide the same information requested by the Commission to the Public Utilities Division, Department of Commerce and Consumer Affairs, State of Hawaii (“Consumer Advocate” herein). The Consumer Advocate shall utilize the procedures set forth in Section 269-54(d), Hawaii Revised Statutes, when it requests such information from Industries.

2.    Industries, when requested in writing or in open hearing, shall voluntarily have any employee, officer, director or agent of Industries appear before the Commission for the purpose of testifying before the Commission.

3.    The Commission shall have the right to investigate any matter, activity or transaction between Hawaiian Electric Company, Inc., and its subsidiaries, hereinafter collectively called “Utility Corporation”, and Industries. For purposes of investigation, the Commission shall have the right to enter the premises of Industries during normal working hours and to review any and all records, books or documents of every nature and kind which relate to the investigation or inquiry.

4.     Industries shall furnish to the Commission and the Consumer Advocate the following: (1) quarterly and annual financial statements in reasonable detail; (2) annual consolidated financial statements, in reasonable detail, certified by independent certified public accountants; and (3) consolidating statements involved in the preparation of the financial statements together with an explanation of the nature of intercompany transactions and the basis of any allocations made.

5.     The Commission and the Consumer Advocate shall have the right to review any intercompany charges and allocations of common expenses between the Utility Corporation and Industries. Such allocations shall include, but not be limited to:

a)	Salaries of personnel who perform duties for the utility as well as an affiliate; and other related expenses such as payroll taxes, pension and group insurance costs, travel and reimbursable expenses.

b)	Common expenses for facilities, including rent, taxes, depreciation and insurance.

c)	Expenditures for outside services such as legal counsel, auditing, advertising and public relations.

d)	Construction costs, including equipment and materials expended thereon.

Any intercompany charges and allocations not deemed proper for ratemaking and quality of service purposes may be disregarded by the Commission in determining allowable expenses, revenues, rate base and rate of return for the Utility Corporation.

6.    Any plant or property carried on the books of the Utility Corporation shall be subject to review by the Commission for determination of its qualification as being “used or useful” in utility operation. The Commission may exclude from the rate base any assets determined to be non-utility in nature, so long as any related income and expenses are excluded from earnings in determining rate of return.

7.    The Commission shall continue to have full authority over the Utility Corporation’s issuance of securities. Normally the Commission will not approve the issuance of any securities which would result in long-term debt being more than 60%, or common equity being less than 35% of the Utility Corporation’s capitalization. For this purpose, short-term bank loans utilized for interim financing of capital projects shall not be included as part of capitalization. The capitalization ratio restrictions in this paragraph shall in no way be construed to mean that the Commission has relinquished its right to review at any time the Utility Corporation’s financial policies.

8.    The Utility Corporation shall obtain its own interim and long-term borrowing as in the pre-corporate restructuring period. Any cash advances made to the Utility Corporation by Industries shall bear interest at a rate not higher than that currently being paid on the Utility Corporation’s principal bank borrowings.

9.    The Utility Corporation shall not loan directly or indirectly any funds to Industries without prior Commission approval. Any loans made hereunder shall be evidenced by a Note of Indebtedness specifying principal amount, interest rate and maturity date. Such loans shall bear interest at a rate not less than that paid by Industries on its principal bank loans.

10.    The Utility Corporation shall not pay cash dividends to its stockholders in excess of 80% of its earnings available for payment of dividends in its current fiscal year and preceding five years less the amount of dividends paid by the Utility Corporation during such period when the Utility Corporation consolidated common equity is less than 35% of total capital. In the event of a decrease in earnings, judged by the board of directors of the Utility Corporation to be temporary in nature, dividend payments may be continued during the balance of its fiscal year at current rates. In the succeeding year, however, the Utility Corporation shall follow the restrictions on dividend payments set forth in this paragraph unless otherwise permitted by the Commission. The restriction in this paragraph shall in no way be construed to mean that the Commission has relinquished its right to review at any time the Utility Corporation’s dividend policy.

11.    The Utility Corporation shall not redeem any of its common stock without prior approval of the Commission.

12.    In any transactions with affiliates, the Utility Corporation and the affiliates shall deal fairly with each other, and where appropriate, Industries shall retain and rely upon the advice of independent experts to assure such fairness.

13.    The Utility Corporation shall not transfer any of its property which is or was in the rate base nor assume any liabilities of Industries, directly or indirectly, without the prior approval of the Commission. The determination of the transfer value and the accounting and rate-making treatment thereof shall be determined by the Commission at the time of approval of such transfer.

14.    The accounts, accounting methods and procedures of Industries shall be maintained in such manner that they will accurately reflect, under generally accepted accounting principles, the operations, assets and liabilities and the overall financial condition of the Utility Corporation. The Utility Corporation shall continue to comply in all respects with the procedures established by the Commission pursuant to the Uniform System of Accounts.

15.    Industries shall always maintain a complete set of their books of accounts and supporting records in the State of Hawaii.

16.    Industries shall not sell or otherwise divest itself of any of the common stock of the Utility Corporation without the prior approval of the Commission. The acquisition of Hawaiian Electric Industries, Inc., by a third party, whether by purchase, merger, consolidation or otherwise, shall require prior written approval of the Commission.

17.    In any of the foregoing matters, the information obtained by the Commission and its Staff and/or the Consumer Advocate and its Staff shall be considered as having been obtained for the sole purpose of properly exercising the Commission’s jurisdiction over the Utility Corporation. Information relating to the assets, liabilities, income and expense of Industries shall not be deemed a public record, as that term is defined in Hawaii Revised Statutes, Section 92-50, and shall not be open to public inquiry without the express written permission of the management of Hawaiian Electric Industries, Inc., except in cases where they are material or relevant in a proceeding before the Commission, or before the courts; said determination of materialness or relevance to be determined by the presiding body.

18.    If at any time, the Commission finds that the Utility Corporation or Industries is not complying in good faith with the provisions of this order, the following procedures will be instituted:

a)	The Utility Corporation or Industries or both shall be notified in writing of the action, circumstance or condition which requires correction and the measures necessary to rectify the situation.

b)	Industries shall have a minimum of ten days, unless extended further by the Commission, in which to undertake the corrective measures.

c)	If Industries fails to undertake a correction of the breach of the Agreement, the Consumer Advocate may initiate a request for an order to show cause from the Commission or the Commission may institute a show cause proceeding.

d)

If Industries fails, after hearing and a decision rendered, to comply with the Commission’s order to rectify the breach of this Agreement, the Commission may take appropriate action to assure compliance with this Agreement, including, without limitation, issuing an order requiring Industries (or its successor as parent company of the Utility Corporation) to divest itself of its ownership of the Utility Corporation’s common stock under terms and conditions which will take into consideration the best interests of the

Utility Corporation’s customers, employees and stockholders.

19.    Industries represents that the proposed merger and corporate restructuring are designed for the following purposes:

a)	To separate the operations now conducted by Hawaiian Electric Company, Inc. from future diversified activities which will be non-utility in nature. Such diversified activities, if conducted by the present corporation, either directly or through a subsidiary, could involve the Utility Corporation’s assets and credit. If undertaken by an affiliate, there would be no involvement of the utility, thus permitting the utility’s activities to be confined to an area more clearly delineated for regulation by the Commission.

b)	To facilitate vertical integration which would be accomplished by entry into alternate energy business by non-regulated affiliates of the Utility Corporation which could supply energy to the Utility Corporation.

c)	To provide a means of assisting the efforts to enhance commercialization of alternate energy technologies.

d)	To allow greater flexibility in the financing of certain activities in the alternate energy and other fields because the restrictive covenants in various instruments under the first mortgage bonds and other securities of the Utility Corporation would not apply.

20.    In construing or interpreting this document, the construction or interpretation which most favors the regulation and control over the Utility Corporation shall be applied.

21.    For good cause shown, the parties to this Agreement or the Consumer Advocate may request that this Agreement be amended in whole or in part, but this Agreement may not be amended without mutual consent of the parties to the Agreement.

22.    Industries agrees that this Agreement shall be binding on its successors and assigns.

23.    All papers to be served by either party regarding this Agreement shall utilize the procedures outlined in Section 2-3 of the Rules of Practice and Procedure of the Commission.

24.    This Agreement shall be governed by the laws of the State of Hawaii and of the United States of America.

IN WITNESS WHEREOF, the undersigned have caused

these presents to be executed as of the day and year first above written.

PUBLIC UTILITIES COMMISSION, DEPARTMENT OF BUDGET AND FINANCE, STATE OF HAWAII

By	/s/ Albert Tom
Albert Tom, Chairman

By	/s/ Sunao Kido
Sunao Kido, Commissioner

By	/s/ Clyde S. DuPont
Clyde S. DuPont, Commissioner

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	/s/ C. Dudley Pratt
Its President

By	/s/ Andrew T. F. Ing
Its Vice President

STATE OF HAWAII	)
	)	ss.
CITY AND COUNTY OF HONOLULU	)

On this 23rd day of September, 1982, before me appeared C. Dudley Pratt, Jr. and Andrew T. F. Ing, to me personally known, who, being by me duly sworn, did say that they are the President and Vice President, respectively, of HAWAIIAN ELECTRIC INDUSTRIES, INC., a Hawaii corporation; that the seal affixed to the foregoing instrument is the corporate seal of said corporation; that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors and said officers acknowledged said instrument to be the free act and deed of said corporation.

/s/ Eileen K. Bull
Notary Public, State of Hawaii My Commission expires: 4-28-84

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